Exhibit 5.1

March 11, 2024

REGENXBIO Inc.

9804 Medical Center Drive

Rockville, Maryland 20850

Ladies and Gentlemen:

We have acted as special counsel to REGENXBIO Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 6,087,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and pre-funded warrants (the “Pre-funded Warrants”) to purchase an aggregate of up to 1,521,740 shares of Common Stock (the “Warrant Shares” and, together with the Shares and the Pre-funded Warrants, the “Securities”) pursuant to the Underwriting Agreement, dated March 6, 2024 (the “Underwriting Agreement”), by and among the Company and Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Barclays Capital Inc. and Stifel, Nicolaus & Company, Incorporated, as representatives of the several underwriters named therein. The offer and sale of the Securities are registered under the Securities Act pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-269086), which was filed with the Securities and Exchange Commission (the “Commission”) on December 30, 2022 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”).

We have reviewed:

(i)	the Underwriting Agreement;

(ii)	the form of Pre-funded Warrant;

(iii)	the Registration Statement;

(iv)

the preliminary prospectus, consisting of the prospectus, dated December 30, 2022 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement, dated March 6, 2024, relating to the offering of the Securities, filed with the Commission on March 6, 2024, pursuant to Rule 424(b) under the Securities Act;

(v)	the free writing prospectus, dated March 6, 2024, relating to the offering of the Securities, filed with the Commission on March 7, 2024 under the Securities Act;

(vi)

the final prospectus, consisting of the Base Prospectus, as supplemented by a final prospectus supplement, dated March 6, 2024, relating to the offering of the Securities, filed with the Commission on March 7, 2024, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”); and

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March 11, 2024

(vii)	such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.

the Shares have been duly authorized and, when issued and sold by the Company pursuant to the terms of the Underwriting Agreement and upon receipt by the Company of full payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable;

2.

when the Pre-funded Warrants have been (a) duly executed and delivered by the Company in accordance with the Underwriting Agreement and (b) duly issued and delivered against payment of the purchase price therefor in accordance with the Underwriting Agreement, the Pre-funded Warrants will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

3.

the Warrant Shares have been duly authorized and, when issued and delivered by the Company pursuant to the terms of the Pre-funded Warrants and upon receipt by the Company of full payment of the exercise price thereof in accordance with the terms of the Pre-funded Warrants, will be validly issued, fully paid and non-assessable.

The foregoing opinions are subject to the following qualifications. We express no opinion as to (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, or exculpation provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; (v) restrictions upon assignments of a party’s rights under the Pre-funded Warrants; (vi) provisions purporting to

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March 11, 2024

supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received; (ix) provisions purporting to make a party’s determination conclusive; and (xi) exclusive jurisdiction or venue provisions.

We are members of the bar of the District of Columbia and the state of New York. We do not express any opinion herein on any laws other than the Delaware General Corporation Law and the law of the state of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof relating to the offering of the Securities. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP